Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

February 19, 2014

ETF.com Webinars

ETF.com invites you to a Complimentary Webinar

Thursday, March 6, 2014
An Evolving Asset Class: Commodity Solutions for Today, Tomorrow and Beyond

2 p.m. New York, 11 a.m. San Francisco
Duration: 60 minutes

✓ This webinar has been accepted by the CFP Board and CIMA for 1 CE Credit

REGISTER NOW

Webinar Summary:

Commodities have traditionally been a difficult asset class to invest in and even harder to effectively index. But, the rapidly growing indexing industry is rethinking commodity indexes and addressing many of the challenges that their predecessors had faced. This new development brings with it new opportunities and access to innovative investment strategies.

Join ETF.com and Credit Suisse as we explore the recent changes in the commodity markets, and why some commodity indexes may offer beneficial exposure to these changes. This 60-minute webinar will focus on the factors that drive commodity returns and the importance of integrating these factors into the next generation of commodity indexes. Additional topics include:

- After the "supercycle" (2003-2008): Commodity markets today
- Factors affecting the prices of commodities
- The next-generation dynamic index strategies vs. traditional passive commodity benchmarks

Moderator:



Olivier Ludwig
Managing Editor
ETF.com

Panelists:



Paul Lyons
Vice President, Exchange Traded Products
Credit Suisse



Kamal Naqvi
Managing Director, Commodities
Credit Suisse

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and Prospectus dated March 23, 2012, to understand fully the terms of the offering and other considerations that are important in making a decision about investing in the offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

REGISTER NOW **SPACE IS LIMITED**

SPONSOR

CREDIT SUISSE

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